Exhibit 99.1

PRESS RELEASE

Investor Relations:

Alex Spong

303-222-2552

Chipotle Mexican Grill, Inc. Announces First Quarter 2012 Results

Denver, Colorado – (Business Wire) – April 19, 2012 – Chipotle Mexican Grill, Inc. (NYSE: CMG) today reported financial results for its first quarter ended March 31, 2012.

Highlights for the first quarter of 2012 as compared to the first quarter of 2011 include:

•	Revenue increased 25.8% to $640.6 million

•	Comparable restaurant sales increased 12.7%

•	Restaurant level operating margin was 27.4%, an increase of 220 basis points

•	Net income was $62.7 million, an increase of 35.1%

•	Diluted earnings per share was $1.97, an increase of 34.9%

“We’re delighted that our continuing efforts to serve the very best food made from high quality ingredients raised with respect for the animals, the environment, and the farmers are resonating with our customers, allowing us to deliver double digit comps and record earnings during the quarter,” said Steve Ells, Founder, Chairman and co-CEO of Chipotle.

First quarter 2012 results

Revenue for the quarter was $640.6 million, up 25.8% from the prior year period. The growth in revenue was the result of new restaurants not in the comparable base and a 12.7% increase in comparable restaurant sales. Comparable restaurant sales growth was primarily driven by increased traffic in the quarter as well as the impact of menu price increases implemented last year.

During the quarter we opened 32 new restaurants including one in Toronto, Canada, bringing the total restaurant count to 1,262.

Restaurant level operating margin was 27.4% in the quarter, an increase of 220 basis points from the prior year period. The increase was primarily driven by the impact of comparable restaurant sales growth and lower promotional costs which was partially offset by higher food costs.

G&A costs were 7.7% of revenue, up 140 basis points from the prior year period. This includes a one-time catch-up adjustment of $5.6 million related to performance shares issued in 2010.

Net income for the first quarter of 2012 was $62.7 million, or $1.97 per diluted share, compared to $46.4 million, or $1.46 per diluted share, in the first quarter of 2011.

“Our strong people culture continues to drive our success in attracting loyal customers and delivering exceptional results. Our restaurant teams are ambitious, passionate, and dedicated to delivering the best dining experience possible. Our efforts to hire and develop top performing crews will continue to lead to stronger future leaders running our restaurants, and ensure our customers will enjoy the best customer service possible,” said Monty Moran, co-CEO.

Outlook

For the full year 2012, management expects the following:

•	155-165 new restaurant openings

•	Mid-single digit comparable restaurant sales growth

•	Food inflation of mid-single digits

•	An effective tax rate of approximately 39.0%

Definitions

The following definitions apply to these terms as used throughout this release:

Comparable restaurant sales increases represent the change in period-over-period sales for the comparable restaurant base. A restaurant becomes comparable in its 13 th full calendar month of operation.

Average restaurant sales refers to the average trailing 12-month sales for restaurants in operation for at least 12 full calendar months.

Restaurant level operating margin represents total revenue less restaurant operating costs, expressed as a percent of total revenue.

Conference Call

Chipotle will host a conference call to discuss the first quarter 2012 financial results today at 4:30 PM Eastern Time. The conference call can be accessed live over the phone by dialing 1-800-946-0744 or for international callers by dialing 1-719-325-2170. A replay will be available one hour after the call and can be accessed by dialing 1-877-870-5176 or 1-858-384-5517 for international callers; the password is 4538293. The replay will be available until April 26, 2012. The call will be webcast live from the Company’s website at chipotle.com under the investor relations section. An archived webcast will be available one hour after the end of the call.

About Chipotle

Steve Ells, Founder, Chairman and Co-Chief Executive Officer, started Chipotle with the idea that food served fast did not have to be a typical fast food experience. Today, Chipotle continues to offer a focused menu of burritos, tacos, burrito bowls (a burrito without the tortilla) and salads made from fresh, high-quality raw ingredients, prepared using classic cooking methods and served in a distinctive atmosphere. Through our vision of Food With Integrity, Chipotle is seeking better food from using ingredients that are not only fresh, but that where possible are sustainably grown and naturally raised with respect for the animals, the land, and the farmers who produce the food. A similarly focused people culture, with an emphasis on identifying and empowering top performing employees, enables us to develop future leaders from within. Chipotle opened its first restaurant in 1993 and currently operates over 1,250 restaurants. For more information, visit chipotle.com.

Forward-Looking Statements

Certain statements in this press release, including statements under the heading “Outlook” of our expected number of new restaurant openings, comparable restaurant sales increases, food inflation, and effective tax rate in 2012, are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. We use words such as “anticipate”, “believe”, “could”, “should”, “estimate”, “expect”, “intend”, “may”, “predict”, “project”, “target”, and similar terms and phrases, including references to assumptions, to identify forward-looking statements. The forward-looking statements in this press release are based on information available to us as of the date any such statements are made and we assume no obligation to update these forward-looking statements. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those described in the statements. These risks and uncertainties include, but are not limited to, the following: factors that could affect our ability to achieve and manage our planned expansion, such as the availability of a sufficient number of suitable new restaurant sites and the availability of qualified employees; the uncertainty of our ability to achieve expected levels of comparable restaurant sales increases; the performance of new restaurants and their impact on existing restaurant sales; increases in the cost of food ingredients and other key supplies; the risk of food-borne illnesses and other health concerns about our food; the potential for increased labor costs or difficulty retaining qualified employees, including as a result of immigration enforcement activities; risks relating to our expansion into new markets; the impact of federal, state or local government regulations relating to our employees and the sale of food or alcoholic beverages; risks associated with our Food With Integrity strategy, including supply shortages; changes in consumer preferences, general economic conditions or consumer discretionary spending; the effect of competition in the restaurant industry; the effects of continuing economic uncertainty on our business and on our suppliers, landlords and potential developers; the impact of increasing general and administrative expenses due to higher non-cash stock-based compensation expense and other increased expenses; risks relating to litigation; risks relating to our insurance coverage and self-insurance; our dependence on key personnel; security risks associated with the acceptance of electronic payment cards; the uncertainty of our ability to protect our name, logo and other proprietary information or the reputation of our brand; the potential effects of inclement weather; risks related to the tax treatment of our separation from McDonald’s; and other risk factors described from time to time in our SEC reports, including our most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q, all of which are available on our Investor Relations page of our Web site at chipotle.com.

Chipotle Mexican Grill, Inc.

Condensed Consolidated Statement of Income and Comprehensive Income

(in thousands, except per share data)

(unaudited)

	Three months ended March 31,
	2012		2011
Revenue	$640,603	100.0%	$509,384	100.0%

Restaurant operating costs
(Exclusive of depreciation and amortization shown separately below):
Food, beverage and packaging	206,590	32.2	162,908	32.0
Labor	151,985	23.7	125,288	24.6
Occupancy	40,509	6.3	35,315	6.9
Other operating costs	66,179	10.3	57,385	11.3
General and administrative expenses	49,334	7.7	32,216	6.3
Depreciation and amortization	20,084	3.1	18,494	3.6
Pre-opening costs	2,448	0.4	1,296	0.3
Loss on disposal of assets	1,250	0.2	1,661	0.3

Total operating expenses	538,379	84.0	434,563	85.3

Income from operations	102,224	16.0	74,821	14.7
Interest and other income, net	434	0.1	287	0.1

Income before income taxes	102,658	16.0	75,108	14.7
Provision for income taxes	(39,994)	(6.2)	(28,726)	(5.6)

Net income	$62,664	9.8%	$46,382	9.1%

Earnings per share:
Basic	$2.00		$1.49

Diluted	$1.97		$1.46

Weighted average common shares outstanding:
Basic	31,410		31,082

Diluted	31,846		31,717

Comprehensive Income	$63,347		$47,000

Chipotle Mexican Grill, Inc.

Condensed Consolidated Balance Sheet

(in thousands, except per share data)

	March 31, 2012	December 31, 2011
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$370,191	$401,243
Accounts receivable, net of allowance for doubtful accounts of $200 and $208 as of March 31, 2012 and December 31, 2011 respectively	9,087	8,389
Inventory	10,017	8,913
Current deferred tax asset	6,662	6,238
Prepaid expenses and other current assets	26,159	21,404
Income tax receivable	34,891	—
Investments	94,480	55,005

Total current assets	551,487	501,192
Leasehold improvements, property and equipment, net	773,116	751,951
Long term investments	149,072	128,241
Other assets	31,954	21,985
Goodwill	21,939	21,939

Total assets	$1,527,568	$1,425,308

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$49,154	$46,382
Accrued payroll and benefits	37,160	60,241
Accrued liabilities	38,098	46,456
Current portion of deemed landlord financing	135	133
Income tax payable	—	4,241

Total current liabilities	124,547	157,453
Deferred rent	148,421	143,284
Deemed landlord financing	3,494	3,529
Deferred income tax liability	66,606	64,381
Other liabilities	14,705	12,435

Total liabilities	357,773	381,082

Shareholders’ equity:
Preferred stock, $0.01 par value, 600,000 shares authorized, no shares issued as of March 31, 2012 and December 31, 2011	—	—
Common stock, $0.01 par value, 230,000 shares authorized, 34,859 and 34,357 shares issued as of March 31, 2012 and December 31, 2011, respectively	349	344
Additional paid-in capital	765,880	676,652
Treasury stock, at cost, 3,177 and 3,105 common shares at March 31, 2012 and December 31, 2011, respectively	(331,437)	(304,426)
Accumulated other comprehensive income	880	197
Retained earnings	734,123	671,459

Total shareholders’ equity	1,169,795	1,044,226

Total liabilities and shareholders’ equity	$1,527,568	$1,425,308

Chipotle Mexican Grill, Inc.

Condensed Consolidated Statement of Cash Flows

(in thousands)

	Three months ended March 31,
	2012	2011
Operating activities
Net income	$62,664	$46,382
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	20,084	18,494
Deferred income tax provision	1,803	2,703
Loss on disposal of assets	1,250	1,661
Bad debt allowance	12	3
Stock-based compensation expense	20,240	8,923
Excess tax benefit on stock-based compensation	(68,392)	(8,700)
Other	78	115
Changes in operating assets and liabilities:
Accounts receivable	(710)	(1,968)
Inventory	(1,102)	(1,639)
Prepaid expenses and other current assets	(4,738)	(4,297)
Other assets	(9,946)	456
Accounts payable	2,909	2,501
Accrued liabilities	(31,435)	(25,941)
Income tax payable/receivable	29,260	24,383
Deferred rent	5,130	3,713
Other long-term liabilities	2,269	1,516

Net cash provided by operating activities	29,376	68,305

Investing activities
Purchases of leasehold improvements, property and equipment	(41,864)	(26,438)
Purchase of investments	(60,382)	(59,452)
Maturities of investments	—	79,766

Net cash used in investing activities	(102,246)	(6,124)

Financing activities
Acquisition of treasury stock	(27,011)	(13,523)
Proceeds from option exercises	81	372
Excess tax benefit on stock-based compensation	68,392	8,700
Payments on deemed landlord financing	(33)	(29)

Net cash provided by (used in) financing activities	41,429	(4,480)

Effect of exchange rate changes on cash and cash equivalents	389	400
Net change in cash and cash equivalents	(31,052)	58,101
Cash and cash equivalents at beginning of year	401,243	224,838

Cash and cash equivalents at end of year	$370,191	282,939

Supplemental disclosures of cash flow information
Decrease in purchases of leasehold improvements, property, and equipment accrued in accounts payable	$(149)	$(286)

Chipotle Mexican Grill, Inc.

Supplemental Financial and Other Data

(dollars in thousands)

(unaudited)

	For the three months ended
	Mar. 31, 2012	Dec. 31, 2011	Sep. 30, 2011	Jun. 30, 2011	Mar 31, 2011
Number of restaurants opened	32	67	32	39	12
Restaurant relocations or closures	—	—	—	(3)	(1)
Number of restaurants at end of period	1,262	1,230	1,163	1,131	1,095
Average restaurant sales	$2,072	$2,013	$1,973	$1,927	$1,885
Comparable restaurant sales increases	12.7%	11.1%	11.3%	10.0%	12.4%